UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 2, 2015

MYERS INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-8524	34-0778636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1293 South Main Street, Akron, OH	44301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code (330) 253-5592

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2nd, Myers Industries, Inc. (the “Company”) announced that, effective December 7, 2015, R. David Banyard will become the President and Chief Executive Officer of the Company. Mr. Banyard, 47, was previously at Roper Technologies where he served as the Group President, Fluid Handling Technologies.

On December 7, the Company entered into a severance agreement with Mr. Banyard (the “Severance Agreement”), which provides that Mr. Banyard’s employment by the Company is employment-at-will. As part of Mr. Banyard’s employment package, he will receive (i) 32,874 shares of restricted stock that will vest half on December 7, 2016 and half on December 7, 2017, and (ii) 98,620 shares of restricted stock that will vest one-third on December 7, 2016, one-third on December 7, 2017 and one-third on December 7, 2018.

Mr. Banyard’s Severance Agreement provides that if Mr. Banyard is terminated other than for cause or if he terminates for good reason, including following a change in control, then he is entitled to: (1) two times Mr. Banyard’s annual base salary as in effect on the date of his termination in a lump sum within thirty (30) days after such termination; (2) an amount equal to the sum of (A) two times his annual bonus at the highest rate in effect during the prior two year period plus (B) a pro-rata portion of the current year target annual bonus within thirty (30) days after such termination; (3) health coverage for the applicable period under Code Section 4980B and for six months thereafter; (4) an automobile allowance for two years; (5) long term disability protection for two years; (6) life insurance protection for two years; and (7) outplacement services for one year.

If Mr. Banyard’s employment with the Company is terminated by reason of his death or disability, then he or his surviving spouse is entitled to receive: (1) the base salary and annual bonus accrued and unpaid to the date of death or disability; (2) any amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan; and (3) if Mr. Banyard and/or his surviving spouse and dependents properly elect continued medical coverage in accordance with IRC Section 4980B, the Company shall pay the entire cost of the premiums for such continued medical coverage for the longer of (A) the maximum required period of coverage under Internal Revenue Code Section 4980B(f) or (B) twenty-four (24) months.

In addition, Mr. Banyard’s Severance Agreement provides that upon Mr. Banyard’s termination by reason of his death or disability or by the Company other than for cause or if he terminates for good reason, including following a change in control, all of Mr. Banyard’s outstanding stock options, restricted stock awards, and stock unit grants will become vested, to the extent not previously forfeited or terminated. Mr. Banyard’s Agreement does not provide IRC Section 280G protection or excise tax gross-up payments. If Mr. Banyard is terminated by the Company for cause or resigns other than for good reason, then Mr. Banyard is only entitled to compensation earned prior to the date of termination that has not yet been paid.

Mr. Banyard is also subject to a two year non-compete agreement.

The foregoing summary of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Severance Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

10.1	Severance Agreement between the Company and R. David Banyard, entered into as of December 7, 2015

99.1	Press Release by the Company dated December 2, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myers Industries, Inc.
(Registrant)

DATE: December 8, 2015	By:	/s/ Greggory W. Branning
Greggory W. Branning Senior Vice President, Chief Financial Officer and Corporate Secretary